Exhibit 14

Arrow Financial Corporation

Financial Code of Ethics

This Financial Code of Ethics (the "Code") of Arrow Financial Corporation (the "Company") applies to the following individuals (collectively, the "Covered Officers"):  the Company's Chief Executive Officer, the Company's Chief Financial Officer, the Company's principal accounting officer (if different), the Company's controller (if different), and any other officers of the Company or its principal subsidiary bank who perform similar functions, as determined from time to time by the Board of Directors.  This Code is expressly intended to cover those individuals subject to Section 406 of The Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission ("SEC") thereunder.  The Covered Officers must conduct themselves in accordance with the principles and responsibilities set forth in this Code.  This Code supplements the Company's Business Code of Ethics, which applies to all of the Company's officers, employees and directors, as well as other policies and guidelines that may apply to Covered Officers from time to time.

Each Covered Officer shall:

1.

Engage in and promote honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships;

2.

Produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

3.

Comply with all applicable governmental laws, rules and regulations, as well as the Nasdaq listing standards;

4.

Promptly report any possible material violation of this Code, including without limitation any material inaccuracies in SEC-filed documents or in public disclosures of the Company, to the Chief Executive Officer or to any of the other parties or reporting channels listed in the Company's Business Code of Ethics; and

5.

Be accountable for adherence to this Code.

Any requests for a waiver of any provision of this Code must be made in writing and addressed to the Board of Directors.  Any waiver of this Code will be promptly disclosed by the Company on a Current Report on Form 8-K filed with the SEC or by any other means approved by the SEC.

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